Exhibit 10.1 Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT
dated as of April 22, 2014
by and between
WK MINING (USA) LTD.
and
ALLIED VNC INC.

and

HASBROUCK PRODUCTION COMPANY LLC

Exhibit 10.1 Purchase and Sale Agreement

Table of Contents
Article 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretation.	7
Article 2 TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES		8
2.1	Assets to be Acquired	8
2.2	Excluded Assets	9
2.3	Liabilities to be Assumed by the Buyer	10
2.4	Excluded Liabilities	11
2.5	Third Party Consents	11
Article 3 CLOSING; PURCHASE PRICE		12
3.1	Closing; Transfer of Possession; Certain Deliveries.	12
3.2	Purchase Price	14
3.3	Adjustments to Closing Payment	16
3.4	Allocation of Purchase Price	16
Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		16
4.1	Organization	16
4.2	Due Authorization, Execution and Delivery; Enforceability.	17
4.3	Consents	17
4.4	No Conflicts	17
4.5	Ownership of Acquired Assets	18
4.6	Real Property.	18
4.7	Environmental Matters.	19
4.8	Compliance with Laws and Permits.	19
4.9	Financial Advisors	20
4.10	Sufficiency of Assets	20
4.11	Surety Arrangements	20
4.12	Litigation	20
4.13	Taxes	20
4.14	No Undisclosed Liabilities	21
4.15	Solvency	21
4.16	Full Disclosure	21
Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		22
5.1	Organization.	22
5.2	Due Authorization, Execution and Delivery; Enforceability.	22
5.3	Consents	22
5.4	No Conflicts	22
5.5	Sufficiency of Funds	22
5.6	Financial Advisors	23
5.7	Buyer Acknowledgments	23
5.8	Litigation.	23
5.9	Full Disclosure.	23
Article 6 COVENANTS OF THE PARTIES		23
6.1	Conduct of Business Pending the Closing	24
6.2	Access.	24

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Exhibit 10.1 Purchase and Sale Agreement

6.3	Confidentiality.	25
6.4	Tax Matters.	26
6.5	Regulatory Approvals.	26
6.6	Further Assurances	27
6.7	Permits Covenant	28
6.8	Notification	28
6.9	No Solicitation of Other Bids	28
6.10	Post-Closing Transition	28
6.11	Surety Arrangements	28
6.12	Non-Compete	29
6.13	Assignment and Assumption of Newmont Agreement	29
Article 7 INDEMNIFICATION		29
7.1	Seller’s Agreement to Indemnify	29
7.2	Buyer’s Agreement to Indemnify	30
7.3	Procedure for Indemnified Third Party Claim	30
7.4	Payment of Indemnification Amounts and Related Matters	31
7.5	Determination of Indemnification Amounts; Time For Making Claims.	31
7.6	Survival	32
7.7	Sole Remedy	32
Article 8 CONDITIONS TO OBLIGATIONS OF THE PARTIES		32
8.1	Conditions Precedent to Obligations of the Buyer	32
8.2	Conditions Precedent to the Obligations of the Seller	33
Article 9 TERMINATION		34
9.1	Termination of Agreement	34
9.2	Consequences of Termination	34
Article 10 MISCELLANEOUS		35
10.1	Expenses	35
10.2	Assignment	35
10.3	Parties in Interest	35
10.4	Notices	35
10.5	Choice of Law	36
10.6	Entire Agreement; Amendments and Waivers	36
10.7	Schedules; Supplementation and Amendment of Schedules	37
10.8	Counterparts; Facsimile and Electronic Signatures	37
10.9	Severability	37
10.10	Specific Performance	37
10.11	Third Parties	37
10.12	WAIVER OF RIGHT TO TRIAL BY JURY	37
10.13	NO CONSEQUENTIAL DAMAGES	38
10.14	Memorandum Agreement.	38

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Exhibit 10.1 Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT is dated as of April 22, 2014, by and between ALLIED VNC INC., a Nevada corporation and HASBROUCK PRODUCTION COMPANY LLC, a Nevada limited liability company (collectively the Seller), and WK MINING (USA) LTD., a Delaware corporation (the Buyer). The Seller and the Buyer are each referred to herein as a Party and, collectively, as the Parties.
WHEREAS, the Seller holds twenty-eight (28) patented mining claims and five hundred eighty-three (583) unpatented mining claims encompassing approximately ten thousand seven hundred and fifty-three (10,753) acres, more or less (collectively referred to in this Agreement as Hasbrouck), located in Esmeralda County, Nevada, U.S.A. and the nearby one hundred (100) unpatented mining claims and six (6) patented mining claims, comprising approximately one thousand eight hundred ninety acres, more or less (collectively referred to in this Agreement as Three Hills), located in Nye County and Esmeralda County, Nevada, U.S.A., together with certain exploration properties consisting of thirty-seven (37) patented mining claims (collectively referred to in this Agreement as Non-Project Claims), all more fully described in the Grant Bargain and Sale Mining Deeds as well as the Quitclaim Deeds, which are attached hereto as Exhibit 3.1(b)(ii);
WHEREAS, the Seller wishes to sell to the Buyer and the Buyer wishes to purchase from the Seller all of the right, title and interest of the Seller and its Affiliates as of the Closing Date in the Acquired Assets.
NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and, intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Defined Terms. As used herein, the terms below shall mean the following:
Acquired Assets has the meaning set forth in Section 2.1.
Acquired Permits has the meaning set forth in Section 2.1(c).
Alternative Proposal has the meaning set forth in Section 6.9(a).
Adjustment Time means 12:01 a.m. Pacific Time on the Closing Date.
Affiliate means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

Exhibit 10.1 Purchase and Sale Agreement

Agreement means this Purchase and Sale Agreement, together with all exhibits hereto and the Schedules.
Area of Interest has the meaning set forth in Section 6.12
Assumed Liabilities has the meaning set forth in Section 2.3.
Business Day means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Nevada are required to be closed.
Buyer has the meaning set forth in the preamble.
Buyer Surety Arrangements has the meaning set forth in Section 6.11.
Closing Date has the meaning set forth in Section 3.1(a).
Closing has the meaning set forth in Section 3.1(a).
Closing Payment means the $19,500,000.00 that Buyer shall pay to Seller no later than 90 days after execution of the Letter Agreement, minus the $60,597.00 that Buyer is anticipated to incur in connection with Buyer Surety Arrangements.
Code means the Internal Revenue Code of 1986.
Confidentiality Agreement has the meaning given in Section 6.3(d).
Consent has the meaning set forth in Section 4.3.
Contract means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, purchase order, sales order, right, or other instrument, document or other agreement, arrangement, understanding or commitment that is binding upon a Person or its property.
Encumbrance means any lien (statutory or otherwise), claim, pledge, option, charge, right of first refusal, hypothecation, encumbrance, easement, lease or sublease, security interest, right-of-way, encroachment, mortgage, deed of trust, restriction on transferability or other similar restriction, whether imposed by agreement, law or otherwise, whether of record or otherwise.
Environmental Law means any Law as in effect on the date of this Agreement relating to pollution, Regulated Substances or protection of the environment or human health.
Escrow Agent has the meaning set forth in Section 3.1(b)(viii)).
Escrow Agreement has the meaning set forth in Section 3.1(b)(viii).
Excluded Assets has the meaning set forth in Section 2.2.
Excluded Liabilities has the meaning set forth in Section 2.4.

Exhibit 10.1 Purchase and Sale Agreement

Exploration Data means (a) all records, information and data relating to the Properties or environmental conditions at or pertaining to the Properties, and (b) all maps, charts, assays, surveys, technical reports, drill logs, cores, samples, chip samples, and other physical samples, all mine, mill, processing and smelter records, all metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, and all reports and studies, including but not limited to those prepared pursuant to NI 43-101, in each case relating to the Properties.

Fee Properties has the meaning set forth in Section 4.6(a).
Filing has the meaning set forth in Section 4.3.
Final Payment means $10,000,000.00.
Final Payment Date has the meaning set forth in Section 3.2(c).
Form 5 has the meaning set forth in Section 3.2(d).
GAAP means U.S. generally accepted accounting principles.
Governmental Entity means the U.S. or any other country or sovereign entity, any state, commonwealth, territory, or possession thereof, and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.
Hasbrouck has the meaning set forth in the recitals.
Indemnitee has the meaning set forth in Section 7.3.
Indemnitor has the meaning set forth in Section 7.3.
Information has the meaning set forth in Section 6.2(a).
Initial Payment means the $500,000.00 Buyer paid to Seller upon Seller’s acceptance of the Letter Agreement.
Interim Period has the meaning set forth in Section 6.1.
Knowledge of the Seller or any similar phrase (including Known by the Seller) means, with respect to any fact or matter, the actual knowledge of any director or officer of the Seller, together with such knowledge that such directors or officers could be reasonably expected to discover after due investigation concerning the existence of the fact or matter in question.
Law means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, Order, principle of common law, judgment or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity.

Exhibit 10.1 Purchase and Sale Agreement

Letter Agreement means the letter agreement dated January 24, 2014 between Seller and Buyer and ANVC.
Losses means any claims, losses, liabilities, damages, Encumbrances, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, and reasonable fees and disbursements of counsel.
LLC has the meaning set forth in Section 3.2(d).
Material Adverse Effect means any change, event, circumstance, development or effect that is or could reasonably be expected to be materially adverse to the Acquired Assets (taken as a whole) or the exploration or operation of the Properties, or prospects or conditions (financial or otherwise) materially adverse (or that could reasonably be expected to be materially adverse) to the Seller’s ability to perform its obligations (including the Seller’s ability to cause its Affiliates to perform specified obligations) under this Agreement, but shall exclude any change, event, circumstance, development or effect resulting or arising from: (a) any circumstance generally affecting the international, national or regional metal mining or refinery industry, including the market prices of precious metals (except to the extent that the Acquired Assets are disproportionately adversely affected by such circumstance relative to the industry); (b) any change in economic, financial market, regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities, or changes imposed by a Governmental Entity associated with additional security (except to the extent that the Acquired Assets are disproportionately adversely affected by such change relative to the industry); (c) changes or prospective changes in Law, GAAP or official interpretations of the foregoing (except to the extent that the Acquired Assets are disproportionately adversely affected by such changes relative to the industry); (d) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (e) any change, effect or circumstance resulting from the announcement of this Agreement.
Non-Project Claims has the meaning set forth in the recitals.
Notices has the meaning set forth in Section 10.4.
Operating Records and Other Information means all records, including business, computer, engineering, and other records, and all associated documents, discs, tapes, and other storage or recordkeeping media of the Seller prepared or held in connection with the exploration of the Properties, including all data, information, agreements, files, books (including accounting books and records), accounts, bids, supplier records, engineering and design plans, specifications, drawings, reports, procedures, test records and results, other records and filings made with regulatory agencies regarding the exploration of the Properties, environmental procedures and similar records. For the avoidance of doubt, the foregoing includes all reports, documents, data and other information relating to any Permits or applications or materials in support of renewal of any Permits.
Order means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity.
Party and Parties have the meanings set forth in the preamble.

Exhibit 10.1 Purchase and Sale Agreement

Permits means franchises, permits, licenses, registrations, certificates of occupancy, approvals, easements, qualifications, consents, clearances, variances and other authorizations obtained from any Governmental Entity.
Permitted Encumbrances means the following Encumbrances: (i) liens for Taxes that are not yet due and payable or are being contested in good faith; (ii) rights reserved to any Governmental Entity to regulate the Properties; (iii) the paramount title of the U.S. in the case of Unpatented Claims; (iv) any matter that is reflected in public real property records or a defect in title, in each case that does not materially and adversely affect the value of any of the Properties or the ability of the Seller (or, after Closing, the Buyer) to realize the economic benefits thereof or that would render title unmarketable; (v) royalties which burden the Properties; and (vi) title matters disclosed to the Buyer by Seller in writing before Closing, or disclosed to the Buyer in the Second Amended Preliminary Title Report of Cow County Title Co. dated March 20, 2014.
Person means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a Governmental Entity or any other entity.
Proceeding means any claim, action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.
Properties has the meaning set forth in Section 4.6(a).
Purchase Price means an amount equal to the sum of the Initial Payment, plus the Closing Payment, plus the Final Payment.
Reclamation means the reclamation, restoration or closure of any facility or land utilized in any exploration, mining or processing operation required by any Law or any Permits.
Reclamation, Remediation and Environmental Liabilities has the meaning set forth in Section 2.3(c).
Regulated Substances means any pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes which are regulated by any Governmental Entity or Law, including but not limited to: (a) any petroleum or petroleum compound (refined or crude), flammable substance, explosive, radioactive material or any other material or pollutant which pose a hazard or potential hazard to real property or Persons; (b) asbestos or any asbestos-containing material of any kind or character; (c) polychlorinated biphenyls, as regulated by the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (d) any materials or substances designated as “hazardous substances” pursuant to the Clean Water Act, 33 U.S.C. § 1251 et seq.; (e) ”economic poison,” as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 135 et seq.; (f) “chemical substance,” “new chemical substance” or “hazardous chemical substance or mixture” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (g) “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et

Exhibit 10.1 Purchase and Sale Agreement

seq.; and (h) “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.
Remediation means any investigation, removal, cleanup or remediation that could reasonably be required by any Governmental Entity having jurisdiction pursuant to any Environmental Law, with respect to any Regulated Substance.
Representative means, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).
Schedules means the disclosure schedules delivered in connection with the execution of this Agreement.
Seller has the meaning set forth in the preamble.
Seller Surety Arrangements has the meaning set forth in Section 4.11.
Subsidiary or Subsidiaries means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.
Surety Arrangements means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations.
Tax means any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, environmental, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, unclaimed property liabilities, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, stamp duty reserve, estimated or other similar tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.
Tax Authority means any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.
Transaction Documents means the Bill of Sale and General Assignment, the Grant, Bargain and Sale Mining Deeds, the Assignment of Permits, Escrow Agreement and the other agreements, instruments and documents delivered at the Closing.
Three Hills has the meaning set forth in the recitals.

Exhibit 10.1 Purchase and Sale Agreement

Transfer Tax means any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto including, without limitation, any recording and filing fees to be paid to the Esmeralda County Recorder, Nye County Recorder, the Nevada State Engineer or the U.S. Bureau of Land Management, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.
U.S. or U.S.A. means the United States of America.
Unpatented Claims has the meaning set forth in Section 4.6(a).
1.2    Interpretation.
(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    Words denoting any gender shall include all genders.
(c)    A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
(d)    A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(e)    All references to “$” and dollars shall be deemed to refer to U.S. currency.
(f)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement, unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections, paragraphs, schedules and exhibits to this Agreement, as they may be modified by the Schedules, unless otherwise specified.
(g)    The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.
(h)    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(i)    If a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

Exhibit 10.1 Purchase and Sale Agreement

(j)    A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, restated, supplemented or otherwise modified from time to time, except to the extent prohibited by this Agreement or that other agreement or document.
(k)    Exhibits, Schedules, annexes and other documents referred to as part of this Agreement are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any exhibit, Schedule or annex but not otherwise defined therein shall be defined as set forth in this Agreement.
(l)    The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and shall not be a part of, or affect the meaning or interpretation of, this Agreement.
(m)    This Agreement is the result of the joint efforts of the Seller and the Buyer, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.
ARTICLE 2
TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES
2.1    Assets to be Acquired. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall, and shall cause any required Affiliates of the Seller to, sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Buyer shall purchase, acquire and accept from the Seller and its Affiliates, all of the right, title and interest of the Seller and its Affiliates in each and all of the Acquired Assets. Acquired Assets means all properties, assets and rights of every nature, tangible and intangible, real or personal, now existing or acquired prior to the Closing, whether or not reflected on the books or financial statements of the Seller or its Affiliates as the same shall exist on the Closing Date that are (x) owned by the Seller or any of its Affiliates, and which are part of or are appurtenant to the Properties, (y) used or held in connection with the ownership, use, exploration, or operation of the Properties and (z) not Excluded Assets. The Acquired Assets shall include:
(a)the real property, mining claims, surface use rights, access rights or agreements, easements and rights of way, whether owned or leased, in each case used or held for use in the exploration or operation of the Properties, described in Schedule 4.6(a);
(b)all improvements, portals, tunnels, drifts, power lines, water wells, pumps, pipe lines, roads and other infrastructure owned by the Seller and located on or used in connection with the Properties;
(c)all Permits used or required for the exploration, operation, or ownership of the Properties, but only to the extent that such Permits are transferable by the Seller or its Affiliates to the Buyer by assignment or otherwise (including those that will pass to the Buyer

Exhibit 10.1 Purchase and Sale Agreement

as successor in title to the Acquired Assets by operation of Law) (the Acquired Permits) each of which is identified in Schedule 4.8(a);
(d)    the Exploration Data;
(e)    the Operating Records and Other Information;
(f)    all rights, claims, actions, refunds, causes of action, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guaranties, indemnities and other contractual claims, in each case, to the extent related to the Acquired Assets set forth in this Section 2.1 or the Assumed Liabilities.
2.2    Excluded Assets. Notwithstanding the provisions of Section 2.1, the Acquired Assets shall not include any of the following (collectively, the Excluded Assets), all rights, titles and interests in which shall be retained by the Seller and its Affiliates:
(a)    all accounts receivable accrued in the exploration or operation of the Properties outstanding as of the Adjustment Time;
(b)    all cash and cash equivalents;
(c)    any Contract that has not been specifically assigned to Buyer;
(d)    any Operating Records and Other Information that the Seller or any of its Affiliates is required by Law to retain, including Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings and all Operating Records and Other Information related to Taxes paid or payable by the Seller or any of its Affiliates;
(e)    except for Acquired Assets or Assumed Liabilities, all rights, claims and causes of action arising out of the exploration or operation of the Properties or other events or conditions prior to the Closing; and
(f)    all claims (including, without limitation, any litigation or arbitration claims), rights, rights of offset or cause of action that the Seller or its Affiliates may have against or from any person or entity relating to (i) any of the Excluded Assets or the Excluded Liabilities, or (ii) breaches of warranties by equipment manufacturers, lessors and vendors prior to the Closing;
(g)    corporate stock;
(h)    directors and officers insurance policies;

Exhibit 10.1 Purchase and Sale Agreement

(i)    all Benefit Plans and any trusts, insurance contracts or administrative service agreements pertaining thereto, and all employment agreements;
(j)    all insurance proceeds relating to the Excluded Liabilities;
(k)    all causes of action and claims that may be asserted against the Buyer and/or any of its Affiliates and all rights of the Seller under this Agreement or any other agreements or instruments otherwise delivered in connection with this Agreement;
(l)    all insurance refunds or other payments relating to contracts or other Excluded Assets;
(m)    any asset of the Seller or its Affiliates that is not expressly acquired by the Buyer as an Acquired Asset.
2.3    Liabilities to be Assumed by the Buyer. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller and its Affiliates shall assign to the Buyer and the Buyer shall assume from the Seller and its Affiliates and pay when due, perform and discharge, in accordance with their terms, without duplication, the following (collectively, the Assumed Liabilities):
(a)    all liabilities and obligations attributable to periods after the Closing under the Acquired Permits in each case (i) relating to the Buyer’s exploration of the Properties and (ii) not resulting from any breach or default by, or waiver or extension given by or to, the Seller or any of its Affiliates;
(b)    all liabilities and obligations arising after the Closing out of or relating to the Buyer’s exploration or operation of the Properties or its ownership of the Acquired Assets; and
(c)    all liabilities and obligations (i) for the Reclamation of any of the Properties or the Remediation of any Regulated Substance on, or released from, any of the Properties or (ii) associated with noncompliance with Environmental Laws (including fines, penalties, damages, and remedies), in each case arising out of or resulting from the Acquired Assets or the exploration or operation of the Properties but excluding conditions existing at or on Hasbrouck or Three Hills before May 23, 2003, or on or at the Non-Project Claims, and only to the extent not Known by the Seller or any of its Affiliates as of the date of this Agreement or at Closing, including without limitation, conditions or noncompliance with Environmental Laws described on attached Schedule 2.3(c), that arose before Closing, except as specifically set forth herein, arising on the date of the occurrence or existence of any event or condition giving rise to such liabilities and obligations (collectively, the Reclamation, Remediation and Environmental Liabilities), provided that Buyer’s assumption of the liabilities and obligations identified in this Section 2.3(c) shall in no way limit or reduce the indemnification obligations of the Seller under Article 7 for Reclamation, Remediation and/or Environmental Liabilities created between May 23, 2003 and the Closing.

Exhibit 10.1 Purchase and Sale Agreement

2.4    Excluded Liabilities. The Buyer shall not assume any liability or obligation of the Seller or of any Affiliate of the Seller relating to or arising out of any of the following, which shall be retained and remain liabilities and obligations of the Seller and its Affiliates (collectively, the Excluded Liabilities):
(a)    any indebtedness for borrowed money of the Seller or any of its Affiliates;
(b)    all costs and expenses incurred or to be incurred by the Seller or any of its Affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby;
(c)    all liabilities and obligations relating to current or former employees and directors or other service providers whose employment or services related to the maintenance and exploration or operation of the Properties, any Benefit Plans or any liabilities or obligations in relation to COBRA continuation coverage;
(d)    any liabilities or obligations to the extent relating to the Excluded Assets;
(e)    any liabilities or obligations of the Seller or any of its Affiliates, whether occurring, arising or accruing before, at, or after the Closing Date, associated with noncompliance with applicable labor, health and safety Laws;
(f)    any liabilities or obligations for or related to Taxes relating to the Properties and the Acquired Assets in respect of the period prior to the Closing;
(g)    any liabilities or obligations arising from or relating to accounts payable accrued in the exploration or operation of the Properties prior to the Closing; and
(h)    any liabilities or obligations that are not Assumed Liabilities.
2.5    Third Party Consents. To the extent that any rights of the Seller or any of its Affiliates may not be assigned to the Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful or ineffective, and the Seller and its Affiliates, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by Law shall act (or cause the applicable Affiliate to act) after the Closing as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer. Notwithstanding any provision in this Section 2.5 to the contrary, (i) the Buyer shall be liable for any and all actions taken by the Seller as the Buyer’s agent pursuant to this Section 2.5, except to the extent that the Seller (or the applicable Seller’s Affiliate) is negligent, acts in bad faith or commits fraud or malfeasance; and (ii) the Buyer shall not be deemed to have waived its rights under Section 4.3

Exhibit 10.1 Purchase and Sale Agreement

unless and until the Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at the Closing.
ARTICLE 3
CLOSING; PURCHASE PRICE
3.1    Closing; Transfer of Possession; Certain Deliveries.
(a)    The consummation of the transactions contemplated herein (the Closing) shall take place on the first (1st) Business Day after all of the conditions set forth in Article 8, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party entitled to waive such condition on or before April 24, 2014, or on such other date as the Parties shall mutually agree in writing. The Closing shall be held at the offices of Parsons Behle & Latimer in Reno, Nevada, at 10:00 a.m., local time on April 22, 2014, unless the Parties otherwise agree. The actual date of the Closing is the Closing Date. For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at the Adjustment Time.
(b)    At the Closing, the Seller shall deliver, or shall cause to be delivered:
(i)    to the Buyer a duly executed Bill of Sale and General Assignment in the form attached hereto as Exhibit 3.1(b)(i);
(ii)    to the Buyer duly executed Grant, Bargain and Sale Mining Deeds and duly executed Quitclaim Deeds, each in the form attached hereto as Exhibit 3.1(b)(ii) for the Properties, and executed declarations of value for the same;
(iii)    to the Buyer a duly executed Assignment of Permits, together with a duly executed Notification of Change of Operator and Assumption of Past Liability, each in the form attached hereto as Exhibit 3.1(b)(iii);
(iv)    to the Buyer duly executed affidavits of Allied VNC Inc. and Allied VGH Inc., certifying their non-foreign status, each in the form attached hereto as Exhibit 3.1(b)(iv);
(v)    to the Buyer a true and complete copy, certified by the Secretary or an Assistant or Attesting Secretary of the Seller, and each of them, of the corporate authorization of the execution, delivery and performance of this Agreement and each Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby;
(vi)    deliver to the Buyer the certificate contemplated by Section 8.1(c);
(vii)    to the Buyer a certificate of good standing of each Seller dated as of a date not earlier than five Business Days prior to the Closing Date;

Exhibit 10.1 Purchase and Sale Agreement

(viii)    to the Buyer a counterpart of an Escrow Agreement in the form attached hereto as Exhibit 3.1(b)(viii) (the Escrow Agreement), among the Buyer, the Seller and Cow County Title, as escrow agent (the Escrow Agent), duly executed by the Seller;
(ix)    Memorandum of this Agreement in the form attached hereto as Schedule 10.6;
(x)    to the Buyer the Release of Security Interest and Amendment of Financing Statements set forth in Schedule 8.1(e), duly executed by The Bank of Nova Scotia, together with UCC financing statement amendments in the forms attached hereto as Schedule 8.1(e);
(xi)    to the Buyer a duly executed counterpart of the Open Range Disclosure in the form attached hereto as Exhibit 3.1(b)(xi); and
(xii)    to the Buyer such other documents, instruments and certificates as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
Buyer shall promptly record and file the foregoing documents, except those described in Sections 3.1(b)(iv), (v), (vi), (vii), (viii), and (x), with the appropriate filing offices, after Closing.
(c)    At the Closing, the Buyer shall deliver:
(i)    to Seller by wire transfer of immediately available funds the Closing Payment, as adjusted to reflect the net amount of the prorations and adjustments provided in Section 3.3 below;
(ii)    to the Seller a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Buyer evidencing the authorization of the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby, certified by the Secretary or an Assistant Secretary of the Buyer, and of West Kirkland Mining Inc. authorizing execution, delivery and performance of its guarantee of Buyer’s performance under this Agreement, certified by the Secretary or an Assistant Secretary of West Kirkland Mining Inc.
(iii)    counterparts of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
(iv)    declarations of value for each of the deeds attached hereto as Exhibit 3.1(b)(ii);
(v)    Memorandum of this Agreement in the form attached hereto as Schedule 10.6;
(vi)    to the Seller a duly executed counterpart of the Assignment of Permits, in the form attached hereto as Exhibit 3.1(b)(iii); and

Exhibit 10.1 Purchase and Sale Agreement

(vii)    such other documents, instruments and certificates as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
3.2    Purchase Price. In consideration for the Acquired Assets and subject to the terms and conditions of this Agreement, the Buyer shall assume the Assumed Liabilities as provided in Section 2.3 and pay Seller the Purchase Price, upon the following terms:
(a)    The Initial Payment has been paid.
(b)    The Closing Payment shall be paid in accordance with Section 3.1(c)(i);
(c)    The Final Payment shall be paid to Seller within thirty (30) months after the Closing Date (the Final Payment Date). Seller's acceptance of the Final Payment shall automatically extinguish Seller's option to acquire a 25% interest in the Property.
(d)    If Buyer does not make the Final Payment to Seller on or before the Final Payment Date, then the Properties shall be transferred into a limited liability company and Buyer shall transfer to Allied VNC Inc. or its designee a twenty-five percent (25%) member’s interest in the limited liability company prior to the Final Payment Date. The initial form of limited liability company operating agreement shall be prepared by Buyer’s counsel and the parties shall negotiate in good faith the final form of the operating agreement. A copy of the operating agreement is attached hereto as Exhibit 3.2(d). The parties shall transfer title to the property to the limited liability company which shall be a Nevada limited liability company (LLC). The LLC operating agreement shall be based on the Rocky Mountain Mineral Law Foundation Form 5LLC-5 (Form 5) which shall provide, among other customary terms:
(i)    the parties’ initial membership interests shall be Buyer 75% and Allied VNC Inc. or its designee 25%;
(ii)    the total of the parties’ initial contributions to the LLC shall be deemed to be $30,000,000.00 of which $22,500,000.00 shall be Buyer’s initial contribution and $7,500,000.00 shall be Allied VNC Inc. or its designee’s initial contribution;
(iii)    on or before November 1 of each year, the LLC manager shall prepare and deliver to the non-manager(s) a detailed proposed budget and program for the following calendar year; the proposed budget must be approved by the holders of a majority of the members’ interests;
(iv)    each member may elect to participate in full, in part or not at all in the funding of a proposed budget and program, and the members’ interests shall be adjusted to proportion of the parties’ initial contributions and subsequent contributions to approved budgets and programs;
(v)    if a member’s interest is reduced to less than ten percent (10%), such member shall be deemed to have withdrawn from the LLC and its member’s interest shall be

Exhibit 10.1 Purchase and Sale Agreement

transferred to the non-withdrawing member(s) and the withdrawing member’s interest shall be converted to a 3.5% net profits royalty interest granted by the LLC to the withdrawing member (with net profits to be determined after the LLC’s recoupment of capital expenditures, by amortization or depreciation, and operating expenses);
(vi)    Subject to Buyer’s rights under the operating agreement, Buyer shall be the initial manager of the LLC and shall remain the manager so long as it maintains a fifty percent (50%) or greater membership interest in the LLC or, if the LLC has more than two members, a plurality of the members’ interests;
(vii)    The manager’s obligation is to maintain the LLC property in good standing at all times and the manager will be reimbursed by the LLC a management fee of the actual cost of the manager’s personnel related expenditures incurred to oversee the business of the LLC, plus 10%, with a limitation of $500,000 in any annual period (the expectation being that all operations of the LLC shall be funded by the LLC, as reflected in the budget, and not by the manager); and
(viii)    such other terms generally included in limited liability company operating agreements in the mining industry in Nevada.
(e)    Offer and Request for Notice.
(i) If on or before twenty-six (26) months after the Closing Date Buyer does not offer to Seller to pay the Final Payment, Buyer shall transfer title to the Properties to the LLC and, following the transfer of title, Buyer shall transfer to Allied VNC Inc. by assignment a twenty-five percent (25%) member’s interest in the LLC before the Final Payment Date.

(ii) If on or before twenty-six (26) months after the Closing Date Buyer offers to Seller to pay the Final Payment, Seller shall have the option to decline the Final Payment in which event title to the Properties shall be transferred to the LLC and, following the transfer of title, Buyer shall transfer to Allied VNC Inc. or its designee by assignment a twenty-five percent (25%) interest in the LLC before the Final Payment Date.

(iii) In all events, Buyer’s offer to pay the Final Payment (“Buyer’s Offer”) or request for notice of Sellers’ intention to decline payment of the Final Payment (“Buyer’s Request for Notice”) must be written and must be accompanied by a summary report of Buyer’s exploration and development activities on the Properties to and including the date of Buyer's Offer or Buyer's Request for Notice. During the period during which Seller may consider Buyer’s Offer or Buyer’s Request for Notice, Buyer shall make available to Seller and Seller shall have access to the Information regarding the Properties, in a reciprocal manner, as defined in Section 6.2(a), subject to Seller’s confidentiality obligations, in a reciprocal manner, under Section 6.3(b).

(iv) Buyer must deliver Buyer’s Offer or Buyer’s Request for Notice no later than twenty-six (26) months after the Closing Date, and, subject to Buyer’s right to offer payment of the Final Payment or to request notice of Seller’s intention to decline the Final Payment pursuant to Section 3.2(e)(v), Seller shall respond to Buyer no later than twenty-seven (27) months after the Closing Date. If Seller does not respond to Buyer’s Offer or Buyer’s Request for Notice

Exhibit 10.1 Purchase and Sale Agreement

on or before twenty-seven (27) months after the Closing Date, Seller shall be deemed to have accepted Buyer’s Offer.

(v) If before twenty-six (26) months after the Closing Date, Buyer has obtained from each Governmental Entity having jurisdiction of mineral exploration and development on the Properties all of the Permits allowing the commencement of construction and development of a commercial mine on the Properties and all related processing facilities, Buyer may deliver Buyer’s Offer or Buyer’s Request for Notice before twenty-six (26) months after the Closing Date. In such event, Seller shall respond to Buyer no later than thirty (30) days after the date on which Seller receives Buyer’s Offer or Buyer’s Request for Notice. If Seller does not respond to Buyer’s Offer or Buyer’s Request for Notice on or before thirty (30) days after Seller’s receipt of Buyer’s Offer or Buyer’s Request for Notice, Seller shall be deemed to have accepted Buyer’s Offer. If Seller elects to decline Buyer’s Offer, Buyer shall transfer title to the Properties to the LLC and, following the transfer of title, Buyer shall transfer to Allied VNC Inc. by assignment a twenty-five percent (25%) member’s interest in the LLC. In such event, until thirty (30) months after the Closing Date, Buyer shall pay for all costs and expenses of the LLC and until such date Seller shall have no obligation to contribute funds or to pay Cash Calls in accordance with Section 3.5 of the Operating Agreement, but Allied VNC Inc.’s obligation to contribute funds and to pay Cash Calls before thirty (30) months after the Closing Date shall accrue (with no related interest) and be payable in full thirty (30) months after the Closing Date, in the manner prescribed in the Operating Agreement.

3.3    Adjustments to Closing Payment. The Closing Payment shall be adjusted on a pro rata basis as of the Adjustment Time for all (i) prepaid expenses concerning the Properties, including property Taxes attributable to periods after the Closing, provided, however, that such calculations shall exclude all Reclamation, Remediation and Environmental Liabilities, and (ii) costs that Buyer is anticipated to incur in connection with Buyer Surety Arrangements, as described in the definition of Closing Payment.
3.4    Allocation of Purchase Price. The sum of the Purchase Price and the value of the Assumed Liabilities (to the extent properly taken into account as consideration under the Code) shall be allocated among the Acquired Assets in accordance with section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder (and any similar provision of state or local Law, as appropriate). The Buyer and the Seller have agreed to the allocations shown on Form 8594 attached hereto as Exhibit 3.4.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the Schedules, each party identified as Seller, on behalf of itself and its Affiliates, represents and warrants to the Buyer as follows:
4.1    Organization. It is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own and convey the Properties and to enter into and perform the terms of this Agreement.

Exhibit 10.1 Purchase and Sale Agreement

4.2    Due Authorization, Execution and Delivery; Enforceability.
(a)    The Seller has been duly authorized to enter into, execute and deliver this Agreement, the Transaction Documents to which it is a party, and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder. The Seller has the requisite power and authority to (i) make the specified representations and warranties herein on behalf of its Affiliates and (ii) cause its Affiliates to take action or refrain from taking actions as specified in this Agreement. The execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and by Seller’s indirect parent, Allied Nevada Gold Corp.
(b)    This Agreement constitutes the legally valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
(c)    Each Seller has the requisite power and authority to enter into, execute and deliver each Transaction Document to which it is a party, and the other agreements contemplated thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of such Transaction Document and the transactions contemplated thereby have been duly authorized by all necessary action on the part of each Seller.
(d)    Each Transaction Document will constitute the legally valid and binding obligation of each Seller party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
4.3    Consents. Except as set forth in Schedule 4.3, none of the execution, delivery or performance of (a) this Agreement by the Seller or (b) the Transaction Documents by each Seller that is party thereto, or to the Buyer by the Seller will require (x) any consent, approval, license, Permit, Order or authorization (each, a Consent) of or from, or registration, notice, declaration or filing (each, a Filing) with or to, any Governmental Entity or (y) any Consent by any Person under any Contract to which the Seller or any of its Affiliates is a party.
4.4    No Conflicts. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement and each Transaction Document by each Seller that is a party hereto and thereto, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or similar organizational documents of the Seller, (b) conflict with or result in any breach of any provision of, or constitute a default under any Contract to which Seller is a party or by which Seller is bound or affected, (c) violate any Law applicable to the Seller, or any of their respective assets, (d) conflict with or violate any Permit or Order by which the Seller is bound, or (e) result in

Exhibit 10.1 Purchase and Sale Agreement

the creation or imposition of any Encumbrance against any Acquired Assets, other than Permitted Encumbrances.
4.5    Ownership of Acquired Assets. Subject to the provisions of Section 4.6, the Seller and its Affiliates own (or, in the case of Acquired Assets that are leased, have valid leasehold interests in) the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
4.6    Real Property.
(a)    Schedule 4.6(a) includes a description of all (i) patented mining claims and other fee interests in real property held by each Seller (collectively, the Fee Properties), and (ii) unpatented mining claims held by each Seller (collectively, the Unpatented Claims). There are no leases or leasehold interests covering the Fee Properties or the Unpatented Claims. The Fee Properties and the Unpatented Mining Claims are referred to collectively in this Agreement as the Properties. Schedule 4.6(a) identifies all of the patented mining claims, other fee interests and unpatented mining claims that are used in connection with or are associated with the Properties.
(b)    Each Seller owns good and marketable title to the Fee Properties listed opposite its name in Schedule 4.6(a), excepting therefrom the Non-Project Claims concerning which Seller makes no warranty except its good faith belief of ownership of the record title.
(c)    Regarding the Unpatented Claims, Seller represents the following:
(i)    The claims were located in accordance with applicable federal and state laws and regulations; Seller makes the foregoing representation to its knowledge in respect of the unpatented mining claims which were located by third parties. Seller has no personal knowledge of the actions taken by third party locaters in the chain of title;
(ii)    From May 23, 2003 to the Closing, all assessment work requirements for the claims have been performed, all filings and recordings of proof of performance have been completed and all federal, state and other applicable annual unpatented mining claim maintenance filing and rental fees have been paid;
(iii)    The claims are in good standing, and Seller holds record title to the claims subject to the paramount title of the U.S. and other matters of title disclosed in writing by Seller;
(iv)    Seller has the authority and the right to convey the interests described in this Agreement;
(v)    The claims are free and clear of all liens, claims, encumbrances, production royalties and security interests created by, through or under Seller, except as otherwise provided in Schedules 4.4 and 4.6(d) of this Agreement or disclosed in writing by Seller, or in the Second Amended Preliminary Title Report of Cow County Title Co. dated March 20, 2014.

Exhibit 10.1 Purchase and Sale Agreement

(vi)    Seller makes no representation or warranty concerning the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Properties. In respect of unpatented mining claims located by third parties, Seller makes the representations in Sections 4.6(c)(i) and 4.6(c)(ii) (regarding annual assessment work) to Seller’s best knowledge.
(d)    Except as set forth in Schedule 4.6(d) and with respect to the Non-Project Claims, none of the Properties are subject to any royalties, overriding royalties, net profit interests, payments on or out of production, or any other similar payment burden.
(e)    The Properties are free and clear of any Encumbrances other than Permitted Encumbrances, except with respect to the Non-Project Claims with respect to which no warranty is given by Seller.
(f)    Allied VGH Inc., a Nevada corporation which is the member of Hasbrouck Production Company LLC, owns no interest in the Properties.
4.7    Environmental Matters.
With respect to the Properties other than the Non-project Claims, as to which Seller makes no representation or warranty:
(a)    Except as set forth in Schedule 4.7(a), none of the Properties is the subject of any federal or state Proceeding regarding a release of Regulated Substances into the environment, nor, to the Knowledge of the Seller, have any Regulated Substances been stored, used or released, in a quantity or manner at or on the Properties, or at any off-site location to which such Regulated Substances were sent by the Seller, which would reasonably be expected to result in any obligations to pay for or perform any Remediation.
(b)    Except as set forth in Schedule 4.7(b), there is no condition existing on the Properties that constitutes a violation of any applicable Environmental Law.
(c)    Except as set forth in Schedule 4.7(c), there is no existing violation of any applicable Environmental Law at, on or relating to the Properties.
(d)    Except as set forth in Schedule 4.7(d), the Seller is exploring and operating the Properties in compliance with all applicable Environmental Laws and the requirements of all environmental Permits.
4.8    Compliance with Laws and Permits.
(a)    Schedule 4.8(a) sets forth a true and complete list of all Permits relating to the Properties issued by any Governmental Entity under any Laws and to which the Seller or any of its Affiliates is a party as of the date of this Agreement. Each Permit listed on Schedule 4.8(a) is in full force and effect.

Exhibit 10.1 Purchase and Sale Agreement

(b)    The Permits listed on Schedule 4.8(a) collectively constitute all of the Permits necessary to permit each Seller to explore and operate the Properties as presently conducted in compliance with applicable Laws. Each Seller is, and has been at all times in compliance with such Permits and with all applicable Laws, including Environmental Laws that are or since Seller’s acquisition of the Properties were applicable to it or to the exploration and operation of the Properties.
(c)    The Seller has received no written notice of any alleged violation of applicable Law in any material respect, including Environmental Laws or any applicable Permit in any material respect, nor does the Seller have Knowledge of any pending or threatened notice of such violation.
(d)    No event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, constitute or result, directly or indirectly, in a violation of any Permit listed in Schedule 4.8(a) or result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of any such Permit.
4.9    Financial Advisors. No Person acting, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement is entitled to any fee or commission or like payment in respect thereof from the Buyer or any of its Affiliates.
4.10    Sufficiency of Assets. The Acquired Assets (a) constitute all of the assets, properties, rights and interests used in or necessary to explore and operate the Properties in the manner presently conducted by the Seller and (b) include all of the operating assets of the Seller related to the exploration and operation of the Properties.
4.11    Surety Arrangements. Schedule 4.11 describes all Surety Arrangements maintained by the Seller or any Affiliate of the Seller including with respect to the operation, closure, Reclamation or remediation of the Properties (collectively, Seller Surety Arrangements).
4.12    Litigation. Except as set forth in Schedule 4.12, there is no Proceeding pending, or to the Knowledge of the Seller, threatened by or against any Seller or any of its Affiliates that relate to or may affect the Properties, the Acquired Assets or the Assumed Liabilities or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or any transactions contemplated hereby. Neither the Seller nor any of its Affiliates is a party to any Order relating to the Properties, the Acquired Assets or the Assumed Liabilities.
4.13    Taxes. Except as described on Schedule 4.13:
(a)    All Taxes relating to the Acquired Assets or the Properties required to be paid by the Seller have been timely paid or caused to be paid through the date hereof and as of the Closing; and
(b)    There are no Encumbrances for Taxes upon any of the Acquired Assets nor, to the Knowledge of the Seller, is any Governmental Entity in the process of imposing

Exhibit 10.1 Purchase and Sale Agreement

any Encumbrances for Taxes on any of the Acquired Assets (in each case, other than for current Taxes not yet due and payable).
4.14    No Undisclosed Liabilities. There are no liabilities arising out of the exploration and operation of the Properties, including but not limited to mechanics liens, except those which have been incurred in the ordinary course of business and consistent with past practice since January 24, 2014 and which are not, individually or in the aggregate, material in amount.
4.15    Solvency.
(a)    The “fair value” and “present fair saleable value” of the assets of each Seller and of its Affiliates exceeds: (i) its total liabilities (including its probable liability in respect of contingent and unliquidated liabilities and its unmatured liabilities), and (ii) the amount required to pay such liabilities as they become absolute and matured in the normal course of business.
(b)    Each Seller has the ability to pay its debts and liabilities (including its probable liability in respect of contingent and unliquidated liabilities and its unmatured liabilities) as they become absolute and matured in the normal course of business.
(c)    No Seller or Affiliate has an unreasonably small amount of capital with which to conduct its business after giving due consideration to the industry in which it is engaged.
(d)    No Seller or Affiliate has entered into this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.
4.16    Full Disclosure.
(a)    No representation or warranty or statement made by the Seller (on behalf of itself or another Affiliate) in this Agreement or the Transaction Documents contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
(b)    Seller does not have Knowledge of any fact that may cause a Material Adverse Effect that has not been set forth in this Agreement.
EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND IN ANY DEED DELIVERED BY THE SELLER AT THE CLOSING, THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES; INCLUDING

Exhibit 10.1 Purchase and Sale Agreement

WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth on the Schedules, the Buyer represents and warrants to the Seller as follows:
5.1    Organization.
(a)    The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
(b)    The Buyer has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner conducted on the date of this Agreement.
5.2    Due Authorization, Execution and Delivery; Enforceability.
(a)    The Buyer has the requisite power and authority to enter into, execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer.
(b)    This Agreement constitutes the legally valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
5.3    Consents. None of the execution, delivery or performance of this Agreement by the Buyer will require (a) any Consent of or from, or Filing with or to, any Governmental Entity or (b) any Consent by any Person under any Contract to which the Buyer is a party.
5.4    No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or result in any breach of any provision of the organizational documents of the Buyer, (b) conflict with or result in any breach of any provision of, or constitute a default under any Contract to which the Buyer is a party or by which the Buyer is bound or affected, (c) violate any Law applicable to the Buyer or any of its assets, or (d) conflict with or violate any Permit or Order by which the Buyer is bound.
5.5    Sufficiency of Funds. The Buyer has adequate funds on hand, or funds available to the Buyer at the Closing without conditions, to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

Exhibit 10.1 Purchase and Sale Agreement

5.6    Financial Advisors. No Person acting, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement is entitled to any fee or commission or like payment in respect thereof from the Seller or any of its Affiliates.
5.7    Buyer Acknowledgments. The Buyer acknowledges and agrees that:
(a)    in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement
(b)    neither the Seller nor any other Person has made any representation or warranty as to the Seller, its Affiliates or this Agreement, except as expressly set forth in Article 4 of this Agreement;
(c)    the Properties are situated in a historic mining district and that Seller has disclosed in writing to Buyer that conflicts exist or may exist among certain of the unpatented mining claims included in the Properties.
(d)    certain of the Unpatented Claims underlie a public highway and that the lands within the federal highway are withdrawn from location under the mining law.
(e)    the Properties will be conveyed subject to net smelter returns royalties of approximately four percent (4%) on Hasbrouck and two percent (2%) on Three Hills, as set forth in Schedule 4.6(d); and
(f)    the existence of the obligation to pay federal annual mining claim maintenance fees and the duty of the owner of unpatented mining claims to pay such fees.
5.8    Litigation. There is no Proceeding pending, or to the knowledge of Buyer, threatened by or against Buyer or its parent, West Kirkland Mining Inc. that would compromise their ability to execute or perform the terms of this Agreement.
5.9    Full Disclosure.
(a)    No representation or warranty or statement made by the Buyer in this Agreement or the Transaction Documents contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
(b)    Buyer does not have Knowledge of any fact that may cause a Material Adverse Effect that has not been set forth in this Agreement.
ARTICLE 6
COVENANTS OF THE PARTIES

Exhibit 10.1 Purchase and Sale Agreement

6.1    Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing (the Interim Period), except as may be required by applicable Law, as expressly permitted or authorized hereby or relating to actions taken with the prior written consent of the Buyer, the Seller shall, and shall cause its Affiliates to:
(a)    operate the Properties in the ordinary course of business, including without limitation, the preservation and protection of the Acquired Assets and the payment of all liabilities and obligations;
(b)    preserve their current business organization;
(c)    not transfer, issue, encumber, sell or dispose of any of the material Acquired Assets, other than in the ordinary course of business;
(d)    preserve and maintain all Permits required for the exploration or operation of the Properties as conducted as of the date of this Agreement or the ownership of the Acquired Assets;
(e)    not amend, encumber, modify or terminate any right of Seller that is material to the exploration or operation of the Properties outside the ordinary course of business;
(f)    continue in full force and effect without modification all insurance policies with respect to the Acquired Assets and the Properties, except as required by applicable Law;
(g)    perform all of its obligations under all contracts;
(h)    not agree to do anything prohibited by this Section 6.1;
(i)    maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; and
(j)    comply with all applicable Laws and contractual obligations applicable to the exploration and operation of the Properties.
6.2    Access.
(a)    Subject to applicable Law, during the Interim Period, the Seller shall, and shall cause other members of the Seller to, provide Buyer, its partners, contractors, attorneys, consultants, and banks or other financial professionals with access to all assays, drill hole data, other data, studies, title information, agency correspondence, notices of violation, reports and other information in its possession related to the Properties, mineralization or potential mineralization on the Properties (collectively, the Information). Recipients of the Information must acknowledge receipt of the Confidentiality Agreement and their agreement to be bound thereunder. Seller will also assist, if requested, with obtaining access to

Exhibit 10.1 Purchase and Sale Agreement

governmental agencies having jurisdiction over its permits. Seller shall have delivered copies of all title reports and opinions in its custody or possession regarding the Properties to Buyer, prior to execution of this Agreement.
(b)    Subject to applicable Law, during the Interim Period, the Seller shall, and shall cause other members of the Seller to, provide Buyer, its partners, contractors, attorneys, consultants, and banks or other financial professionals access to the Properties for examination and testing of the Properties. Buyer agrees that it will comply with all permits and other authorizations held by Seller and Seller’s safety rules with respect to the Properties and Seller agrees that it will facilitate such activities under such permits to the extent it can legally do so. In carrying out the foregoing, Buyer will comply with the requirements of OSHA or MSHA, when applicable, and to the safety rules and regulations required by Seller or its employees and contractors and shall defend, indemnify and hold Seller harmless for any failure to so comply. Seller shall have the right to have one or more observers present at all operations conduct by Buyer on the Property.
6.3    Confidentiality.
(a)    Prior to the Closing, any non-public information that the Buyer may obtain from the Seller in connection with this Agreement with respect to the Seller or any of its Affiliates shall be deemed confidential, and the Buyer shall not disclose any such information to any third party (other than its directors, officers, attorneys and employees, and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use such information for any commercial purpose; provided, however, that (i) the Buyer may use and disclose any such information once it has been publicly disclosed (other than by the Buyer in breach of its obligations under this Section 6.3(a)) or which rightfully has come into the possession of the Buyer (other than from the Seller or its Affiliates); (ii) the Buyer may disclose such information to its officers, directors, agents, employees, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that the Buyer may become compelled by Law to disclose any of such information, the Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded the Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.
(b)    Any non-public information that the Seller shall obtain from the Buyer in connection with this Agreement with respect to Buyer shall be deemed confidential, and no Seller shall disclose such information to any third party or use such information for any commercial purpose; provided, however, that (i) the Seller may use and disclose any such information once it has been publicly disclosed (other than by the Seller in breach of its obligations under this Section 6.3(b)) or which rightfully has come into the possession of the Seller (other than from the Buyer); (ii) the Seller may disclose such information to its officers, directors, agents, employees, representatives, advisors and lenders as necessary in connection with the transactions contemplated in this Agreement; and (iii) to the extent that the Seller may become compelled by Law to disclose any of such information, such member may disclose

Exhibit 10.1 Purchase and Sale Agreement

such information if it shall have used all reasonable efforts, and shall have afforded the Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The Seller shall cause its Affiliates to comply with the obligations contained in this Section 6.3(b).
(c)    The Parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the transactions contemplated hereby, and no Party shall issue any such press release or public announcement without the prior written approval of the other Party, in each case except as may be required by Law, court process or obligations pursuant to the rules and regulations of, and any listing agreement with, any national securities exchange, on condition that if a Party is required to make any such announcement, the disclosing Party shall promptly before the announcement is made deliver Notice to the other Party thereof where practicable and lawful to do so, and the disclosing Party shall use its commercially reasonable efforts to agree upon the text of any such announcement with the other Party prior to the release of the announcement. The Parties shall consult with each other with respect to the content or any oral or written communications to the Employees regarding the transactions contemplated by this Agreement. The Parties shall cause their respective Affiliates and Representatives to comply with this Section 6.3(c).
(d)    This Section 6.3 does not supersede the confidentiality agreement dated July 29, 2013 between the Parties, as amended, (the Confidentiality Agreement), which remains in full force and effect; provided, however, the Confidentiality Agreement shall no longer be in effect from and after the Closing.
6.4    Tax Matters.
(a)    The Buyer shall bear the cost of all Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement. Buyer shall timely prepare and file when due any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
6.5    Regulatory Approvals.
(a)    The Buyer and the Seller shall use their commercially reasonable efforts, and shall cause their Affiliates to use their respective commercially reasonable efforts, to (i) promptly obtain all authorizations, consents, Permits and approvals of all Governmental Entities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement, (ii) take all such actions as may be requested by any such Governmental Entity to obtain such authorizations, consents, Permits and approvals, (iii) avoid the entry of, or effect the dissolution of, any Order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (iv) cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as promptly as practicable and in any event on or prior to the Closing (to the extent such conditions are within the control or influence of such

Exhibit 10.1 Purchase and Sale Agreement

Party). The Parties shall cooperate in connection with any filings or notifications required in connection therewith, and each of the Seller and the Buyer shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Permits or approvals.
(b)    Each Party to this Agreement shall promptly notify the other Party of any substantive oral or written communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement, permit the other Party to review in advance any substantive communication proposed to be made by such Party to any Governmental Entity and provide the other Party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, in each case to the extent permitted by applicable Law. No Party to this Agreement shall agree to participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Party the opportunity to attend and participate in such meeting. The Parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing or to secure all necessary authorizations, consents, Permits and approvals for the Buyer’s ownership of the Acquired Assets and exploration and operation of the Properties after the Closing.
(c)    If any Governmental Entity shall seek, or shall have indicated that it may seek, the enactment, entry, enforcement or promulgation of any Law or Order restraining or prohibiting the transactions contemplated by this Agreement, the Buyer and the Seller shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to resolve any such objections.
(d)    Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns, that the exploration and operation of the Properties shall remain in the dominion and control of the Seller until the Closing and that none of the Buyer, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Seller, except as specifically contemplated or permitted by this Article 6 or as otherwise consented to in writing in advance by an executive officer of the Seller.
6.6    Further Assurances. Subject to the terms and conditions herein provided, following the Closing Date, the Seller shall, and shall cause its Affiliates to, execute and deliver to the Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to the Buyer, and take such additional actions as the Buyer may reasonably request, to promptly vest in the Buyer all of the Seller’s and its Affiliates’ right, title and interest in and to the Acquired Assets, including the prompt transfer of Acquired Permits.

Exhibit 10.1 Purchase and Sale Agreement

6.7    Permits Covenant. Prior to and following Closing, the Seller shall, and shall cause its Affiliates to, use their best efforts to ensure the prompt transfer to the Buyer of all Acquired Permits.
6.8    Notification. During the Interim Period, the Seller shall, and shall cause its Affiliates to, promptly notify Buyer in writing if the Seller (or its Affiliates) becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties made (on behalf of itself or an Affiliate) as of the date hereof.
6.9    No Solicitation of Other Bids.
(a)    During the Interim Period, the Seller shall not, shall cause its Affiliates and any of their respective representatives, directors, officers, employees, agents and stockholders not to, directly or indirectly, (i) encourage, solicit, initiate, negotiate, accept, discuss, facilitate or continue inquiries regarding an Alternative Proposal; (ii) other than the Buyer to acquire, joint venture or finance all or any part of the Acquired Assets or the capital stock of any corporate entity holding the Acquired Assets, whether by merger, purchase of stock, purchase of assets, tender offers, joint venture agreements, debt financings (or debt financing equivalent transactions), equity financings, royalty arrangements or otherwise (an Alternative Proposal); or (iii) provide any non-public information to any third party in connection with an Alternative Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated herein with the Buyer. The Seller shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Alternative Proposal.
(b)    The Seller agrees (on behalf of itself and its Affiliates) that the rights and remedies for noncompliance with this Section 6.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.
6.10    Post-Closing Transition. For a period of 90 days after Closing, the Seller shall assist the Buyer in connection with the transition of the Acquired Assets to the Buyer and the Buyer’s exploration and operation of the Properties after Closing. Such assistance shall include providing the Buyer with access to, and cooperation from vendors with whom the Seller has relationships.
6.11    Surety Arrangements. During the Interim period, the Seller shall exercise commercially reasonable efforts to arrange for substitute Surety Arrangements or transfer thereof for Buyer for each of the Seller Surety Arrangements in form and amount acceptable to each of the Government Entities that hold or are benefitted by the Seller Surety Arrangements (the Buyer Surety Arrangements). As expeditiously as possible following Closing, the Seller shall take all actions necessary to implement the Buyer Surety Arrangements and obtain the final release of the Seller Surety Arrangements.

Exhibit 10.1 Purchase and Sale Agreement

6.12    Non-Compete. Seller agrees, for itself and its successors that without the prior written consent of Buyer, which may be withheld for any reason whatsoever in Buyer’s sole discretion, neither Seller nor its Affiliates will compete with Buyer within one (1) mile surrounding the external boundary of the Properties as they exist on the Closing Date (Area of Interest). This covenant will exist for a period of thirty (30) months following the Closing Date and will preclude Seller or its Affiliates and its successors from acquiring any right or interest in any patented or unpatented mining claims or any other interest in property or by locating unpatented mining claims within the Area of Interest. Should Seller or its Affiliates acquire property within the Area of Interest inadvertently, such as through a merger or other corporate acquisition, Seller or its Affiliates shall offer the property acquired within the Area of Interest to Buyer for the amount of Seller’s allocable cost to acquire said property. If the Parties cannot agree on Seller’s allocable cost to acquire the property within the Area of Interest, the determination shall be made by an independent mining engineer mutually agreed upon by the Parties.
6.13    Assignment and Assumption of Newmont Agreement. With respect only to those portions of the Properties governed by: (i) the Purchase Agreement between Newmont Capital Limited and Vista Nevada Corp. and Vista Gold Corporation, a Canadian corporation, dated May 23, 2003 (ii) the Quit Claim Deed between Newmont Capital Limited, Grantor, and Vista Nevada Corp., Grantee, dated May 23, 2003, recorded in the Office of the Esmeralda County Recorder on June 27, 2003, Document 158256, Book 220, Page 222 and (iii) the Royalty Deed between Vista Nevada Corp., Grantor, and Newmont Capital Limited, a Nevada corporation, Grantee, dated May 23, 2003, recorded in the Office of the Esmeralda County Recorder on June 27, 2003, Document 158257, Book 220, Page 234, as amended by (iv) the First Supplement to Memorandum of Agreement, Quit Claim Deed, and Royalty Deed dated February 7, 2012, recorded in the Office of the Esmeralda County Recorder on March 15, 2012, Document 0186395, Book 312, Page 0587 and amended by (v) the Second Supplement to Memorandum of Agreement, Quit Claim Deed, and Royalty Deed dated June 21, 2013, recorded in the Office of the Esmeralda County Recorder on August 12, 2013, Document 189613, Book 321, Page 178, and amended by (vi) the Second Supplement to Memorandum of Agreement, Quit Claim Deed, and Royalty Deed dated June 21, 2013, recorded in the Office of the Esmeralda County Recorder on August 12, 2013, Document 189614, Book 321, Page 184, Seller assigns its rights and duties and Buyer shall be bound by the applicable provisions thereof.
ARTICLE 7
INDEMNIFICATION
7.1    Seller’s Agreement to Indemnify. From and after Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
(a)    any representation or warranty of the Seller (on behalf of itself or any of its Affiliates) in this Agreement or the Transaction Documents not being true and accurate when made or at the Closing;

Exhibit 10.1 Purchase and Sale Agreement

(b)    a breach of any agreement or covenant of the Seller in this Agreement or a failure by Seller to cause its Affiliates to take or not take actions (as the case may be), or to agree with or acknowledge applicable terms and provisions, as specified in this Agreement;
(c)    the Excluded Liabilities; or
(d)    all other liabilities and obligations arising out of or relating to the ownership or operation of, or activities conducted on, the Properties by the Seller between May 23, 2003 and Closing; provided, however, that Seller shall have no obligation under this Section 7.1 for conditions existing at or on Hasbrouck or Three Hills before May 23, 2003, or on or at the Non-Project Claims.
7.2    Buyer’s Agreement to Indemnify. From and after Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective officers and directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
(a)    any representation or warranty of the Buyer in this Agreement not being true and accurate when made or at the Closing;
(b)    a breach of any agreement or covenant of the Buyer in this Agreement; or
(c)    the Assumed Liabilities.
7.3    Procedure for Indemnified Third Party Claim. Promptly after receipt by a party entitled to indemnification hereunder (the Indemnitee) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the Seller if the Indemnitee is a Person entitled to indemnification under Section 7.1, or Buyer, if the Indemnitee is a Person entitled to indemnification under Section 7.2 (in either case, the Indemnitor), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is materially prejudiced thereby. If any third party commences any Proceeding against any Indemnitee, the Indemnitor shall be entitled to participate in such Proceeding and, at its option, assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any Proceeding if (i) the Indemnitee shall have one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnitor, and, in the reasonable opinion of the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests could be in conflict with those of the Indemnitor, (ii) such Proceeding is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnitor, or (iii) the Indemnitor shall not have assumed the defense of the Proceeding in a timely fashion (but in any event within thirty days of notice of such Proceeding). If the Indemnitor shall assume the defense of any Proceeding, the Indemnitee shall be entitled to

Exhibit 10.1 Purchase and Sale Agreement

participate in any Proceeding at its expense, and the Indemnitor shall not settle such Proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, from all liability with respect to the matters that are subject to such Proceeding (and such settlement shall not include any statement as to fault or culpability of the Indemnitee), or otherwise shall have been approved reasonably by the Indemnitee.
7.4    Payment of Indemnification Amounts and Related Matters. Amounts payable pursuant to Sections 7.1 or 7.2 shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.
7.5    Determination of Indemnification Amounts; Time For Making Claims.
(a)    No Person shall be entitled to indemnification under Section 7.1 or Section 7.2 unless it shall have given the party or parties from which indemnity is sought written notice of the Losses for which it seeks indemnification (which notice may be, in the case of third party claims, notice under Section 7.3) within the applicable period of survival stated in Section 7.6. Each such notice shall include a reasonably detailed description of the circumstances surrounding the Losses in respect of which indemnification is claimed.
(b)    In determining the amount of the Losses of any Party entitled to indemnification under this Article 7, such Losses shall be reduced by the amount of any insurance proceeds or other recoupment received or realized by such Party for or as a result of the circumstance or occurrence giving rise to its indemnification claim.
(c)    If a Party is required to make any indemnity payment to any Person under this Article 7, and the events giving rise to the Loss at issue actually result in a Tax benefit to such Person, then (i) any indemnity amount to be paid with respect to such Loss shall be reduced by the amount of any such Tax benefit actually realized prior to the indemnity payment, and (ii) to the extent such Tax benefit is actually realized after the indemnity payment is paid to such Person, such Person shall pay the Party required to make the indemnity payment the amount of such Tax benefit within thirty (30) days of filing the Tax Return realizing the benefit (or if the Tax benefit is in the form of an increased Tax refund, within thirty (30) days of receiving the refund).
(d)    No Party shall be liable under this Article 7 for any Losses consisting of or based on (i) speculative or remote damages, (ii) punitive, exemplary or indirect damages, or (iii) lost profits or a multiple of earnings or another financial metric, unless, in each case, such Losses are asserted against or recovered from an Indemnitee pursuant to a third party claim (including any claim by a Governmental Entity).
(e)    Indemnification payments under this Article 7 shall constitute adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law.

Exhibit 10.1 Purchase and Sale Agreement

7.6    Survival. Notwithstanding any investigation made by or on behalf of the Buyer, the representations and warranties of the Parties in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing (i) indefinitely, in the case of Sections 4.1, 4.2, 4.5, 4.6, 5.1(a) and 5.2 and (ii) for a period of one year, in all other cases. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
7.7    Sole Remedy. Subject to the provisions hereof regarding specific performance and guarantees, the provisions of this Article 7 are the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated by this Agreement following the Closing, and the Buyer and the Seller each waive any and all other rights and remedies in respect of this Agreement and such transactions. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any legal or equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE PARTIES
8.1    Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer in the Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:
(a)    Each of the representations and warranties of each Seller in this Agreement and the Transaction Documents shall be true and accurate in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall have been true and accurate as of such specified date.
(b)    The Seller shall have performed, and caused the Seller to have performed, in all material respects all obligations and agreements in this Agreement required to be performed by it or the Seller on or prior to the Closing Date.
(c)    The Buyer shall have received a certificate, dated the Closing Date, of an executive officer of the Seller to the effect that the conditions specified in Section 8.1(a) and Section 8.1(b) have been fulfilled.
(d)    There shall be no Law or Order that enjoins, restrains, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement, and there

Exhibit 10.1 Purchase and Sale Agreement

shall be no injunction, restraining order or Proceeding pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.
(e)    The Release of Security Interest and Amendment of Financing Statements set forth on Schedule 8.1(e) shall have been duly executed by The Bank of Nova Scotia, and the UCC financing statement amendments in the forms attached hereto as Schedule 8.1(e) shall have each been authorized for filing.
(f)    Satisfactory completion, in Buyer’s sole judgment, of legal, title, and environmental diligence with respect to the Properties.
(g)    The Buyer shall have completed and shall be fully satisfied in its sole discretion with the results of its review of, and its other due diligence investigations with respect to, the Properties and Acquired Assets.
(h)    Since the date of the Agreement, there shall not have occurred and be continuing any Material Adverse Effect.
(i)    There shall be no injunction, restraining order or Proceeding of any nature commenced or threatened that may have the effect of restraining, prohibiting, preventing, delaying, limiting or conditioning or otherwise interfering with the transactions contemplated hereby;
(j)    All Permits, Filings and Consents that are listed on Schedules 4.3 and 4.8(a) shall have been received, and executed counterparts thereof (as applicable and required) shall have been delivered to the Buyer.
(k)    All financing to be obtained by Buyer shall have been secured and finalized.
8.2    Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller in the Seller’s sole discretion) at or prior to the Closing Date of each of the following conditions:
(a)    Each of the representations and warranties of the Buyer in this Agreement shall be true and accurate in all material respects (or, if qualified by materiality, in all respects) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall have been true and accurate as of such specified date.
(b)    The Buyer shall have performed in all material respects all obligations and agreements in this Agreement required to be performed by it on or prior to the Closing Date.

Exhibit 10.1 Purchase and Sale Agreement

(c)    The Seller shall have received a certificate, dated the Closing Date, of an executive officer of the Buyer to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.
(d)    There shall be no Law or Order that enjoins, restrains, makes illegal or prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no injunction, restraining order or Proceeding pending or threatened seeking, or which if successful would have the effect of, any of the foregoing.
ARTICLE 9
TERMINATION
9.1    Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by written agreement of the Seller and the Buyer;
(b)    by the Seller or the Buyer if the non-terminating Party is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement or if any of its representations or warranties in this Agreement are not true and accurate in all material respects (or, if qualified by materiality, in all respects) when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or inaccuracy has not been cured within thirty (30) days following written notice thereof given by the terminating Party;
(c)    by the Seller or the Buyer if the Closing does not occur on or before the Closing Date of April 24, 2014, unless the Buyer and Seller have agreed in writing on a different Closing Date; or
(d)    by the Seller or the Buyer if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining the Buyer or the Seller from consummating the transactions contemplated hereby is entered and such Order shall become final.
9.2    Consequences of Termination. In the event of any termination of this Agreement by any Party pursuant to Section 9.1, written Notice thereof shall be given by the terminating Party to the other Party, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 6.3, this Section 9.2 and Article 10 and, to the extent applicable in respect of such Sections and Article, Article 1), and the transactions contemplated hereby shall be abandoned without further action of the Parties, except that such termination shall not relieve any Party of any liability for any prior breach of this Agreement.

Exhibit 10.1 Purchase and Sale Agreement

ARTICLE 10
MISCELLANEOUS
10.1    Expenses. Except as otherwise provided in Section 10.11 or elsewhere in this Agreement and whether or not the transactions contemplated hereby are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.
10.2    Assignment. Subject to the last sentence of this Section 10.2, neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Seller without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Buyer acknowledges that Seller’s rights under this Agreement have been assigned as collateral to The Bank of Nova Scotia, as Administrative Agent for certain secured lenders party to the Credit Agreement referenced to in Schedule 8.1(e).
10.3    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the Buyer and the Seller, and their successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly set forth herein, including, for the avoidance of doubt, the intended third-party beneficiaries contemplated by Article 7.
10.4    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, Notices) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be deemed given on the date personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail with confirmation of receipt, addressed as set forth below, or to such other address as such Party shall have specified most recently by Notice; provided, that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. Pacific time, Notice shall be deemed given on the next Business Day.
If to the Seller:

Allied VNC Inc.
Hasbrouck Production Company LLC
9790 Gateway Drive, Suite 200
Reno, Nevada 89521
Attention: Randy Buffington, President and CEO
Email: randy.buffington@alliednevada.com
Tel: 775-789-0104
Fax: 775-358-4458

Exhibit 10.1 Purchase and Sale Agreement

With a copy (which shall not constitute notice) to:

___________________________
___________________________
___________________________
___________________________
___________________________

If to the Buyer:

WK Mining (USA) Ltd.
c/o West Kirkland Mining Inc.
Suite 788-550 Burrard Street, Vancouver
British Columbia V6C 2B5 Canada
Attention: R. Michael Jones, President
Email: rmjones@platinumgroupmetals.net
fhallam@platinumgroupmetals.net
Tel: 604-685-8311
Fax: 604-484-4710

With copies (which shall not constitute notice) to:

Parsons Behle & Latimer
50 West Liberty St, Suite 750
Reno, Nevada 89501
Attention: Rew R. Goodenow
Email: rgoodenow@parsonsbehle.com

10.5    Choice of Law; Venues for Legal Actions. This Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Nevada, without giving effect to any provision thereof that would require the application of the substantive Laws of any other jurisdiction. Any legal action brought before a court shall be brought before the United States Federal District Court in Reno, Nevada or in the Second Judicial District Court of Nevada in and for the County of Washoe.
10.6    Entire Agreement; Amendments and Waivers. This Agreement and all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto and the Memorandum of Agreement, Schedule 10.6 constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Letter Agreement dated January 24, 2014. This Agreement may be amended, supplemented or modified only by a written instrument executed by the Seller and the Buyer. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

Exhibit 10.1 Purchase and Sale Agreement

10.7    Schedules; Supplementation and Amendment of Schedules. The Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section so long as the relevance of such disclosure to other sections of the Agreement is reasonably apparent.
10.8    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.
10.9    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
10.10    Specific Performance. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Buyer or the Seller in accordance with the specific terms contained herein or were otherwise breached by the Buyer or the Seller. Accordingly, each of the Parties shall be entitled, without posting a bond or any other undertaking, to an injunction or injunctions to prevent breaches or termination of this Agreement by the other Party and to enforce specifically the terms and provisions of this Agreement.
10.11    Third Parties. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of any Seller) other than the Parties hereto and their respective successors, or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.
10.12    WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Exhibit 10.1 Purchase and Sale Agreement

10.13    NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES, LOST PROFITS OR COSTS OF ANY OTHER PARTY OR ITS AFFILIATES, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE, AND ALL SUCH INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, EXEMPLARY AND INCIDENTAL DAMAGES, LOST PROFITS AND COSTS ARE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVED, RELEASED AND DISCHARGED.
10.14    Memorandum Agreement. On the parties’ execution of this Agreement, the parties shall execute and deliver the Memorandum of Agreement in the form of Schedule 10.6 which Seller may record. Seller shall execute and deliver a release of the Memorandum of Agreement in form acceptable for recording on the first to occur of (a) Buyer’s payment to Seller and Seller’s receipt of the Final Payment pursuant to Section 3.2(c); or (b) Buyer’s transfer of the Properties to the LLC and Buyer’s transfer to Seller of a twenty-five percent (25%) member’s interest in the LLC pursuant to Section 3.2(b).
[SIGNATURES APPEAR ON FOLLOWING PAGE]

Exhibit 10.1 Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Seller and the Buyer as of the date first above written.

SELLER:
ALLIED VNC INC.

By: /s/ Stephen M. Jones
Stephen M. Jones, Executive Vice President and CFO

HASBROUCK PRODUCTION COMPANY LLC

By: /s/ Stephen M. Jones
Name: Stephen M. Jones
Its: Chief Financial Officer

BUYER:
WK MINING (USA) LTD.

By: /s/ Michael G. Allen
Name: Michael G. Allen
Its: Vice President of Exploration

Exhibit 10.1 Purchase and Sale Agreement

STATE OF NEVADA	)
) ss.

COUNTY OF WASHOE	)

This Purchase and Sale Agreement was executed and acknowledged before me on April 22, 2014, by Stephen Martin Jones as the Executive Vice President Allied VNC Inc.

/s/ Roni L. Shaffer
Notary Public

STATE OF NEVADA	)
) ss.

COUNTY OF WASHOE	)

This Purchase and Sale Agreement was executed and acknowledged before me on April 22, 2014, by Stephen Martin Jones as the Chief Financial Officer Hasbrouck Production Company LLC.

/s/ Roni L. Shaffer
Notary Public

STATE OF NEVADA	)
) ss.

COUNTY OF WASHOE	)

This Purchase and Sale Agreement was executed and acknowledged before me on April 22, 2014, by Michael Gregory Allen as the Vice President WKM Mining Company (USA) Ltd.

/s/ Roni L. Shaffer
Notary Public

Exhibit 10.1 Purchase and Sale Agreement

West Kirkland Mining Inc. ("Indirect Parent") hereby agrees with Seller as follows:

1. Indirect Parent hereby guarantees unconditionally Buyer's performance under the Agreement.

2. Indirect Parent hereby waives and agrees not to assert or take advantage of (a) any right to require Seller to first proceed against Buyer or any other person; (b) notice of any action or non-action on the part of Buyer or Seller; and (c) any duty on the part of Seller to disclose to Buyer or to Indirect Parent any facts Seller may now or hereafter know about Buyer, regardless of whether Seller has reason to believe that any such facts materially increase the risk beyond that which Indirect Parent intends to assume or has reason to believe that such facts are unknown to Indirect Parent or has a reasonable opportunity to communicate such facts to Indirect Parent, it being understood and agreed that Indirect Parent is fully responsible and has the means available for being and keeping informed of the financial condition of Buyer and of all circumstances bearing on the risk of non-performance.

3. Until all Buyer's duties owing to Seller under the Agreement have been performed in full, Indirect Parent shall have no right of subrogation and waives any right to enforce any remedy that Seller now has or may hereafter have against Buyer.

4. All rights, powers and remedies of Seller hereunder and under any other agreement now or at any time hereafter in force between Seller and Indirect Parent, including any other guarantee executed by Indirect Parent relating to any obligation of Buyer to Seller, shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Seller by law.

5. The obligations of Indirect Parent hereunder are independent of the obligations of Buyer and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Indirect Parent whether or not Buyer is joined therein or a separate action or actions are brought against Buyer. Seller may maintain successive actions for other defaults. Seller's rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until the Buyer's obligations under the Agreement have been fully performed.

6. Indirect Parent shall pay to Seller, upon demand, reasonable attorneys' fees and all costs and other expenses that Seller expends or incurs in enforcing this Guaranty against Indirect Parent whether or not suit is filed, expressly including without limitation all costs, attorneys' fees and expenses incurred by Seller in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Indirect Parent that in any way affect the exercise by Seller of its rights and remedies hereunder.

7. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions shall nevertheless be effective.

Exhibit 10.1 Purchase and Sale Agreement

8. This Guaranty shall inure to the benefit of Seller, its successors and assigns, including the assignees of any indebtedness hereby guaranteed, and shall bind the heirs, executors, administrators, successors and assigns of Indirect Parent.

9. Except as otherwise provided herein, upon the full satisfaction of Buyer's obligations to Seller of all sums owing to Seller under the Agreement, this Guaranty shall be of no further force or effect.

10. Indirect Parent warrants and agrees that each of the waivers set forth in this Guaranty are made with Indirect Parent's full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable. No provisions of this Guaranty or right of Seller hereunder can be waived nor can Indirect Parent be released from Indirect Parent's obligations hereunder, except by a writing duly executed by an authorized officer of Seller.

11. This Guaranty shall be governed by and construed in accordance with the laws of the State of Nevada. Except as provided in any other written agreement now or at any time hereafter in force between Seller and Indirect Parent, this Guaranty shall constitute the entire agreement of Indirect Parent with Seller with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Seller unless expressed herein.

EXECUTED as of the 22 day of April, 2014.

WEST KIRKLAND MINING INC.

By: /s/ Michael G. Allen
Name: Michael G. Allen
Its: Vice President of Exploration

Exhibit 10.1 Purchase and Sale Agreement

EXHIBITS INDEX

Exhibit 3.1(b)(i)	Bill of Sale and General Assignment
Exhibit 3.1(b)(ii)	Grant, Bargain and Sale Mining Deeds
(a) from Allied VNC Inc.
(b) from Hasbrouck Production Company LLC
Quitclaim Deeds
(a) from Hasbrouck Production Company LLC
(b) from Hasbrouck Production Company LLC
Exhibit 3.1(b)(iii)	Assignment of Permits; and Notification of Change of Operator and Assumption of Past Liability
Exhibit 3.1(b)(iv)	Affidavit of Non-Foreign Status
Exhibit 3.1(b)(viii)	Escrow Agreement
Exhibit 3.1(b)(xi)	Open Range Disclosure
Exhibit 3.2(d)	Operating Agreement
Exhibit 3.4	Form 8594

Exhibit 10.1 Purchase and Sale Agreement

SCHEDULES INDEX

Schedule 2.3(c)	Conditions or Noncompliance with Environmental Laws
Schedule 4.3	Consents
Schedule 4.4	Conflicts
Schedule 4.6(a)	Properties Description
Schedule 4.6(d)	Payment Burdens/Royalty Interests
Schedule 4.7(a)	Regulated Substances
Schedule 4.7(b)	Environmental Laws Conditions
Schedule 4.7(c)	Environmental Laws Violations
Schedule 4.7(d)	Environmental Laws and Permits
Schedule 4.8(a)	Permits
Schedule 4.11	Surety Arrangements
Schedule 4.12	Litigation
Schedule 4.13	Taxes
Schedule 8.1(e)	Release of Security Interest and Amendment of Financing Statements; and UCC financing statement amendments
Schedule 10.6	Memorandum of Agreement regarding Seller’s rights to 25% and Buyer’s obligation to convey to the LLC per 3.2(d) and 3.2(e).